Exhibit 10.7
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated as of January 1, 2006, is made between Home Diagnostics, Inc., a Delaware corporation with offices (the “Offices”) at 2400 NW 55th Court, Fort Lauderdale, Florida (the “Company”), and J. Richard Damron, Jr., an individual residing at 2120 NW 25th Street, Boca Raton, Florida 33431 (the “Executive”).
     The Company desires to assure itself of the continued services of Executive as an executive of the Company, and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth, and Executive is desirous of entering into such a contract of employment.
     The parties, intending to be legally bound, agree as follows:
     1. EMPLOYMENT: Effective as of the date of this Agreement, Executive will be employed by the Company as President and Chief Executive Officer to perform the duties and services generally associated with the direction and supervision of the day to day operations of the Company and as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) . Executive accepts such employment and agrees to perform such duties to the best of his ability, and shall use his best efforts, skill and ability to promote the interest of the Company and otherwise to assist the Company in such matters as to which his knowledge and expertise may be particularly relevant. During the term of this Agreement, Executive shall, except during customary vacation periods and periods of illness, devote all of Executive’s business time, attention and energies to the performance of Executive duties and to the business and affairs of the Company and to promoting the best interests of the Company, and shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests.
     2. TERM: The term of this Agreement shall commence on the date hereof and end on December 31, 2008, unless earlier terminated as provided herein.
     3. COMPENSATION AND BENEFITS: In consideration of his services during the term of this Agreement, Executive shall be paid compensation and receive benefits from the Company as follows:
          (a) Executive shall receive a salary (“Base Salary”) at an annual rate of Five Hundred Thousand Dollars ($500,000), payable in bi-weekly installments or in such other installments as may be agreed upon. Executive’s salary rate may be subject to increase by the Board from time to time in its sole discretion.
          (b) Executive shall be entitled to receive an annual bonus, as determined by the Board in its sole discretion, of up to 50% of Executive’s salary in subparagraph (a) above.
          (c) Executive shall be entitled to participate in the Company’s benefit plans that are generally available to the Company’s executives and employees, all in accordance with the normal policies and practices of the Company, including, without limitation, health insurance, life insurance, disability insurance, 401-K plan and stock option plans. The Company reserves the right to make such modifications in its benefit plans at any time as it, in its sole discretion, deems appropriate.
          (d) Executive shall be entitled to receive three (3) weeks of paid vacation per annum plus U.S. holidays applicable to all Company employees.
          (e) Executive shall be entitled to receive a one-time bonus payment of $500,000 (the “Sale Bonus”) upon the occurrence during the term of this Agreement of the sale by the stockholders of the Company of eighty percent (80%) or more of the issued and outstanding capital stock of the Company to a third party or third parties, not affiliated with or related to any such stockholders, in any single transaction or series of related transactions. Executive shall be entitled to receive a one-time bonus payment of $250,000 (the “IPO Bonus”) upon the occurrence during the term of this Agreement of a Qualified Public Offering (as hereinafter defined). For purposes of this Agreement, a “Qualified Public Offering” shall mean the closing of the first underwritten offering by the Company or any of its subsidiaries (or any successor entity) to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, provided that (i) such registration statement covers the offer and sale of common stock of the Company of which the aggregate gross proceeds attributable to sales for the account of the Company or any of its subsidiaries are no less than $40,000,000, and (ii) such common stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market. Notwithstanding anything herein contained to the contrary, Executive may earn and receive payment pursuant to the provisions of this Section 3(e) only up to a maximum aggregate amount of $500,000 even if both the Sales Bonus and the IPO Bonus are earned.
          (f) Executive’s principal place of service shall not be changed from the present offices, without Executive’s consent, which may be withheld for any or no reason, except that such principal place of service may be changed without Executive’s consent to any comparable office space within 15 miles of the residence of Executive.
          (g) Except as otherwise provided in this Agreement, all compensation shall be payable only if Executive is employed by the Company or an affiliate at the time payment is made. All compensation shall be subject to withholding and other applicable taxes.
     4. TERMINATION:
          (a) Executive’s employment under this Agreement shall terminate:
               (i) upon written notice from the Company to Executive, for Cause (“Cause” being defined for this purpose as Executive’s dishonesty, willful or intentional harm to the Company or failure to comply with a reasonable request of the Board, material breach of this Agreement, excessive absence, conviction of a felony under U.S. Federal, state or local laws or any applicable foreign laws, misconduct in connection with or affecting the business of the Company, negligence in performing Executive’s duties hereunder, failure to perform Executive duties hereunder after delivery to Executive by the Company of written notice identifying the duties not being performed by Executive or illegal drug use by Employee; provided, however, that “Cause” shall not include the refusal of Executive to accept a material, unconsented reduction in responsibilities and duties or to accept relocation from the offices other than pursuant to Section 3(h) above, (any such reduction or relocation being hereinafter referred to as a “Just Cause Event”).
               (ii) upon the death of Executive; or
               (iii) upon 30 days’ advance written notice from either the Company or Executive to the other in the event Executive acquires a Permanent Disability (“Permanent Disability”) being defined for this purpose as it is defined in the Company’s long-term disability insurance policy in effect at such time by reason of physical or mental disability, Executive is incapable of performing Executive’s principal duties for a period of two consecutive months or 60 days’ in the aggregate in any 12 month period.
          (b) Executive’s employment under this Agreement shall terminate upon written notice from the Company to Executive without Cause at any time.
          (c) In the event that this Agreement is terminated pursuant to Section 4(a) hereof, Executive shall be entitled to receive, after termination, all unpaid compensation earned and payable under Section 3 hereof through the date of termination.
          (d) In the event that this Agreement is terminated pursuant to Section 4(b) hereof or by Executive upon the occurrence of a Just Cause Event, Executive shall be entitled to continue to receive, after such termination, the greater of (A) one year of his then current Base Salary or (B) all Salary that would otherwise have been due to Executive under Section 3(a) hereof from the date of termination, either, at the option of the Company, as a lump sum or bi-weekly in the same manner and at the same time as if Executive had not been terminated.
          (e) In the event that this Agreement is terminated, (A) Executive shall be allowed to continue to participate in the Company’s health insurance plan during any period that Executive is receiving bi-weekly compensation hereunder and (B) the Company shall reimburse Executive for the cost of health insurance made available under COBRA.
          (f) Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated or expires by its terms, Executive and his spouse shall be entitled to continue participation in the Company’s health insurance plan at the Company’s expense until the earlier of the first day of full Medicare benefits eligibility or August 21, 2019, which health insurance plan will continue to provide Executive and his spouse with benefits that are comparable to those existing at the time of such termination or expiration of this Agreement.
     5. COMPANY’S TRADE SECRETS: Executive acknowledges that he understands that in the performance of his duties with the Company he will be exposed to the Company’s trade secrets and confidential information. For purposes of this Agreement, “Trade Secrets” and/or “Confidential Information” means information or material that is commercially valuable to the Company and not generally known in the industry. This includes, but is not limited to, the following:
          (a) any and all versions of the Company’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

          (b) technical information concerning the Company’s products and services, including training programs, product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;
          (c) information concerning the Company’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;
          (d) information concerning the Company’s employees, including their salaries, strengths, weaknesses and skills;
          (e) non-public information submitted by the Company’s customers, suppliers, employees, consultants or co-venturers with the Company for study, evaluation or use; and
          (f) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s business.
     6. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION: Executive agrees that he will keep the Company’s Trade Secrets and Confidential Information, whether or not prepared or developed by him, in the strictest of confidence at all times, both during and after the term of this Agreement. Executive will not use or disclose such secrets or information to others without the Company’s written consent, except when necessary to perform his duties with the Company.
     7. CONFIDENTIAL INFORMATION OF OTHERS: Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use any information or material that is a trade secret of others. Executive hereby represents and warrants that his performance of this Agreement will not breach any agreement to keep confidential any proprietary information acquired by him prior to his employment by the Company.
     8. NO CONFLICTING OBLIGATIONS: Executive represents and warrants that he has no current or prior agreements, relationships or commitments that conflict with this Agreement or with his relationship with the Company.
     9. RETURN OF MATERIALS: When Executive’s employment with the Company terminates, for whatever reason, he will promptly deliver to the Company all originals and copies of all documents, records, software code and programs, media and other materials containing any of the Company’s Trade Secrets or Confidential Information and all other property belonging to the Company. Executive will also return to the Company all equipment, files, software programs and other personal property or intellectual property belonging to the Company.
     10. CONFIDENTIALITY OBLIGATION SURVIVES EMPLOYMENT: Executive acknowledges that he understands that his obligation to maintain the confidentiality and security of the Company’s Trade Secrets and Confidential Information remains with him even after his employment with the Company terminates and continues for so long as such material remains a trade secret or confidential.

     11. WORKS MADE FOR HIRE: Executive acknowledges that he understands that, as part of his duties to the Company, he may be asked to create or contribute to the creation of documentation and other copyrightable works. Executive agrees that any and all documentation and other copyrightable materials that he is asked to prepare or work on as part of his employment with the Company or that he otherwise works on or creates while employed by the Company and within the scope of his employment and duties for the Company shall be “works made for hire,” as that term is used and defined by U.S. copyright law, and that the Company shall own all the copyright and other property rights in such works. IF AND TO THE EXTENT ANY SUCH MATERIAL DOES NOT SATISFY THE LEGAL REQUIREMENTS TO CONSTITUTE A “WORK MADE FOR HIRE,” EXECUTIVE HEREBY ASSIGNS ALL HIS RIGHT, TITLE AND INTEREST IN ANY COPYRIGHT OR OTHER RIGHTS OR INTEREST IN SAID WORKS TO THE COMPANY.
     12. DISCLOSURE OF DEVELOPMENTS: Executive agrees that while he is employed by the Company, he will promptly inform the Company of the full details of all his inventions, discoveries, improvements, innovations and ideas (collectively called “Developments”)—whether or not patentable, copyrightable or otherwise protectible—that he conceives, completes or reduces to practice (whether jointly or with others) and which:
          (a) relate to the Company’s present or prospective business, or actual or demonstrably anticipated research and development; or
          (b) result from any work he does using any equipment, facilities, materials, Trade Secrets, Confidential Information or personnel of the Company; or
          (c) result from or are suggested by any work that he may do for the Company.
     13. ASSIGNMENT OF DEVELOPMENTS: Executive hereby assigns to the Company, or the Company’s designee, his entire right, title and interest in all of the following that he conceives or makes (whether alone or with others) while employed by the Company:
          (a) all Developments;
          (b) all copyrights, trade secrets, trademarks and mask work rights in Developments; and
          (c) all patent applications filed and patents granted in respect of any Developments, including those in foreign countries.
     14. POST-EMPLOYMENT ASSIGNMENT: Executive agrees that he will fully disclose to the Company any and all inventions, improvements or discoveries actually made, or copyright registrations or patent applications filed within six months after his employment with the Company terminates. Executive hereby assigns to the Company his entire right, title and interest in such inventions, improvements and discoveries, whether made individually or jointly, which relate to the business of the Company during the entire period of his employment preceding the termination of his employment.

     15. EXECUTION OF DOCUMENTS: Both while employed by the Company and afterwards, Executive agrees to execute and aid in the preparation of any papers or filings that the Company may consider necessary or helpful to obtaining or maintaining any patents, copyrights, trademarks or other proprietary rights covering work and Developments for which he has or had responsibility for and/or involvement with during his term of employment at the Company at no charge to the Company, but at its expense. If the Company is unable to secure Executive’s signature on any document necessary to obtain or maintain any patent, copyright, trademark or other proprietary rights, whether due to his mental or physical capacity or any other cause, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file such documents and do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed by the Executive.
     16. PRIOR DEVELOPMENTS: As a matter of record, Executive must identify at the time of signing this Agreement all prior developments relevant to the subject matter of his employment by the Company (“Prior Developments”) that have been conceived or reduced to practice or learned by him, alone or jointly with others, before his employment with the Company, which he desires to remove from the operation of this Agreement. Executive represents that he has made no such Prior Developments at the time of signing this Agreement which he desires to remove from the operation of this Agreement. Executive further represents and warrants that he is under no prior contractual or other obligation that in any way impedes his ability to perform this Agreement or carry out his duties and responsibilities for the Company, including any non-compete obligations and that, in providing the services contemplated herein, he will not make any improper or unauthorized use of any property rights, or trade secrets or property belonging to his previous employer or anyone else.
     17. CONFLICT OF INTEREST: During Executive’s employment by the Company, he agrees that he will not engage in any business activity competitive with or adverse to the Company’s business activities Executive also agrees that he will not engage in any other activities that conflict with the Company’s best interests.
     18. POST-EMPLOYMENT NON-COMPETITION AGREEMENT: Executive acknowledges that he understands that, during his employment by the Company, he may become familiar with Confidential Information of the Company. Therefore, it is possible that Executive could cause grave harm to the Company if he worked for a competitor. Accordingly, Executive agrees for twelve (12) months after the termination of his employment with the Company not to engage in, or contribute his knowledge to, any business entity or activity that is in competition with or adverse to the Company’s business activities, including, without limitation, with respect to the blood glucose monitoring business.
          (a) Diversion of Company Business: For a period of one year from the date Executive’s employment terminates, he will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the period two years prior to the termination of his employment.

          (b) Geographic Restrictions: Executive acknowledges and agrees that the restrictions on his post-employment competitive activity shall apply throughout the entire United States.
     19. ADDITIONAL POST-EMPLOYMENT NON-COMPETITION TERMS: During any period in which Executive is not receiving compensation payments from the Company only, the following post-employment non-competition term(s) shall apply:
          (a) Written Consent: Executive acknowledges that he understands that he will be permitted to engage in the work or activity described in Section 18 of this Agreement if he provides the Company with clear and convincing written evidence, including assurances from his new employer and him, that the contribution of his knowledge to that work or activity will not cause him to disclose, base judgment upon or use any of the Company’s Confidential Information. The Company will furnish Executive a written consent to that effect if he provides the required written evidence. Executive agrees not to engage in such work or activity until he receives such written consent from the Company, which consent will not be unreasonably withheld.
          (b) Inability to Secure Employment: If, solely as a result of this non-competition agreement, Executive is unable to secure employment appropriate to his abilities and training, despite his diligent efforts to do so, the Company shall release him from his non-competition obligations, but only to the extent necessary to allow him to obtain such employment. In all other respects, the non-competition and confidentiality restrictions herein shall continue to apply.
     20. NONINTERFERENCE WITH NON-SOLICITATION OF COMPANY EMPLOYEES: While employed by the Company, and for one year after, Executive agrees that he will not directly or through the use of agents induce, or attempt to induce, any Company employees to quit the Company’s employ.
     21. ENFORCEMENT: Executive agrees that in the event of a breach or threatened breach of this Agreement by Executive, money damages would be an inadequate remedy and extremely difficult to measure. Executive agrees, therefore, that the Company shall be entitled to an injunction to restrain him from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Company from pursuing any remedy at law or in equity for any breach or threatened breach.
     22. GENERAL PROVISIONS:
          (a) Successors: The rights and obligations under this Agreement shall survive the termination of Executive’s service to the Company in any capacity and shall inure to the benefit and shall be binding upon: (i) his heirs and personal representatives, and (ii) the successors and assigns of the Company.
          (b) Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

          (c) Severability: If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Company and Executive.
          (d) Entire Agreement: This Agreement supercedes and replaces all former agreements or understandings, oral or written, between the Company and Executive.
          (e) Modification: This Agreement may not be modified except by a writing signed both by the Company and Executive.
          (f) Assignment: This Agreement may be assigned by the Company to any affiliate of the Company. Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.
          (g) Notices: Any notice required to be given hereunder shall be deemed to have been sufficiently given either when served personally, by facsimile transmission or when served by first class mail addressed to either party at the applicable address set forth on the first page of this Agreement.
          (h) Counterparts. This Agreement may be executed in several identical counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto duly executed this Agreement as of the day and year first above written.

HOME DIAGNOSTICS, INC.

By:	/s/ George H. Holley

Name: George H. Holley
Title: Chairman

/s/ J. Richard Damron, Jr.

J. Richard Damron, Jr.